Exhibit 23.1

KPMG LLP Suite 900 8350 Broad Street McLean, VA 22102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 29, 2021, except as to Note 17, which is as of July 15, 2021, with respect to the consolidated financial statements of Candel Therapeutics, Inc. incorporated herein by reference.

/s/ KPMG LLP

McLean, Virginia

July 29, 2021

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.